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                                                                    EXHIBIT 12.1

                            USA WASTE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                   Years Ended December 31,
                                               ----------------------------------
                                               1997(1)      1996(2)      1995(3)
                                               --------     --------     --------
Income before taxes and extraordinary item     $463,267     $138,737     $141,089
                                               --------     --------     --------

Fixed charges deducted from income:
  Interest expense                              104,261       60,497       69,613
  Implicit interest in rents                     11,790        7,345        6,252
                                               --------     --------     --------
                                                116,051       67,842       75,865
                                               --------     --------     --------
    Earnings available for fixed charges       $579,318     $206,579     $216,954
                                               ========     ========     ========

Interest expense                               $104,261     $ 60,497     $ 69,613
Capitalized interest                             25,198       21,189       13,808
Implicit interest in rents                       11,790        7,345        6,252
                                               --------     --------     --------
    Total fixed charges                        $141,249     $ 89,031     $ 89,673
                                               ========     ========     ========

    Ratio of earnings to fixed charges              4.1 x        2.3 x        2.4 x
                                               ========     ========     ========


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(1)      Income before taxes and extraordinary item for the year ended December
         31, 1997, includes merger costs and unusual items of $109,411,000, and $24,720,000, respectively. Excluding the effect of these nonrecurring charges, the ratio of earnings to fixed charges would have been 5.1x for the year then ended.

(2) Income before taxes and extraordinary item for the year ended December 31, 1996, includes merger costs and unusual items of $126,626,000 and $63,800,000, respectively. Excluding the effect of these nonrecurring charges, the ratio of earnings to fixed charges would have been 4.5x for the year then ended.

(3) Income before taxes and extraordinary item for the year ended December 31, 1995, includes merger costs and unusual items of $26,539,000 and $15,727,000, respectively. Excluding the effect of these nonrecurring charges, the ratio of earnings to fixed charges would have been 3.2x for the year then ended.